Filed pursuant to Rule 497(e)
File Nos. 2-98772 and 811-04347

GMO TRUST
Supplement dated June 30, 2009 to
GMO Trust Prospectus dated June 30, 2009

GMO Emerging Markets Fund

Until August 12, 2009, the sections captioned “Fees and expenses” and “Example” on page [37] of the Prospectus are replaced with the following:

Fees and expenses
     The tables below show, for each class of shares, the expected cost of investing in the Fund.

Shareholder fees (fees paid directly from your investment)	Class II	Class III	Class IV	Class V	Class VI
Purchase premium (as a percentage of amount invested)	0.80%1	0.80%1	0.80%1	0.80%1	0.80%1
Redemption fee (as a percentage of amount redeemed)	0.80%1,2	0.80%1,2	0.80%1,2	0.80%1	0.80%1

Annual Fund operating expenses (expenses that are paid from Fund assets as a percentage of average daily net assets)	Class II	Class III	Class IV	Class V	Class VI
Management fee	0.81%	0.81%	0.81%	0.81%	0.81%
Shareholder service fee	0.22%	0.15%	0.105%	0.085%	0.055%
Other expenses	0.11%3	0.11%3	0.11%3	0.11%3	0.11%3
Acquired fund fees and expenses (underlying fund expenses)	0.03%4	0.03%4	0.03%4	0.03%4	0.03%4
Total annual fund operating expenses	1.17%	1.10%	1.06%	1.04%	1.01%
Expense reimbursement	(0.01%) 5	(0.01%)5	(0.01%)5	(0.01%)5	(0.01%)5
Net annual expenses (Fund and underlying fund expenses)	1.16%	1.09%	1.05%	1.03%	1.00%

1 See “Purchase Premiums and Redemption Fees” for a discussion of the Fund’s purchase premium and redemption fee, including the circumstances under which the Manager may waive all or a portion of the purchase premium or redemption fee.

2 Applies only to shares acquired on or after June 1, 1995 (including shares acquired by reinvestment of dividends or other distribution). With respect to Class III shares purchased through third-party intermediaries and any shares acquired prior to March 27, 2002, the level of redemption fee charged by the Fund is 0.40%.

3 “Other expenses” have been restated to reflect current fees.

4  The amounts indicated are based on the indirect net expenses associated with the Fund’s investments in other Funds of the Trust and certain other pooled investment vehicles (the “underlying funds”) for the fiscal year ended February 28, 2009, which have been restated to reflect current fees of certain of the underlying funds. Amounts do not include expenses associated with investments in the securities of unaffiliated issuers unless such issuers hold themselves out to be investment companies. Indirect expenses include commission fees (“transaction fees”) charged by certain underlying funds. Net fees and expenses of underlying funds (before addition of transaction fees and as restated) and indirect transaction fees were 0.02% and 0.01%, respectively. Actual indirect expenses will vary depending on the particular underlying funds in which the Fund’s portfolio is invested.

5 The Manager has contractually agreed to reimburse the Fund for expenses incurred by the Fund through at least June 30, 2010 to the extent the Fund’s total annual operating expenses (excluding shareholder service fees, expenses indirectly incurred by investment in underlying funds, custodial fees, investment-related costs, and other expenses described on page [ ] of this Prospectus (collectively, “Excluded Fund Fees and Expenses”)) exceed 0.81% of the Fund’s average daily net assets.  In addition, the Manager has contractually agreed to reimburse the Fund through at least June 30, 2010 to the extent that the sum of (a) the Fund’s total annual operating expenses (excluding Excluded Fund Fees and Expenses) and (b) the amount of fees and expenses incurred indirectly by the Fund through its investment in U.S. Treasury Fund (excluding U.S. Treasury Fund’s Excluded Fund Fees and Expenses) exceeds 0.81% of the Fund’s average daily net assets, subject to a maximum total reimbursement to the Fund equal to 0.81% of the Fund’s average daily net assets.

Example
This example helps you compare the cost of investing in the Fund (including direct expenses and indirect expenses of the underlying funds) with the cost of investing in other mutual funds. The example assumes that you invest $10,000 in the Fund for the time periods indicated. The example also assumes that your investment has a 5% return each year, that the Fund’s operating expenses remain the same as those shown in the table, and that all dividends and distributions are reinvested. Your actual costs may be higher or lower.
	If you sell your shares				If you do not sell your shares
	1 Year**	3 Years	5 Years	10 Years	1 Year**	3 Years	5 Years	10 Years
Class II	$280	$536	$813	$1,604	$197	$448	$718	$1,488
Class III	$273	$515	$776	$1,525	$190	$426	$680	$1,409
Class IV	$269	$503	$755	$1,480	$186	$414	$659	$1,363
Class V	$267	$496	$745	$1,457	$184	$407	$648	$1,340
Class VI	$264	$487	$729	$1,423	$181	$398	$632	$1,305

** After reimbursement

11950910_2